PRESS RELEASE For further information, contact: David W. Pijor, Esq., Chairman and Chief Executive Officer Phone: (703) 436-3802 Email: dpijor@fvcbank.com Patricia A. Ferrick, President Phone: (703) 436-3822 Email: pferrick@fvcbank.com FOR IMMEDIATE RELEASE – February 11, 2026 FVCBankcorp, Inc. Announces Completion of $25 Million Senior Notes Offering Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today announced the completion of its private placement of $25 million of its 6.75% Fixed Rate Senior Unsecured Notes due March 1, 2029 (the “Notes”) to certain qualified institutional buyers and accredited investors. The Notes were rated BBB (low) by Morningstar DBRS. “We are extremely pleased with the success of this transaction,” said David W. Pijor, Chairman and CEO of the Company. “This offering was oversubscribed, which demonstrates the confidence our investors have in our financial strength. The notes issuance allows us to be supportive of the communities we serve through continued organic and strategic growth of the Company.” The Notes have a maturity date of March 1, 2029 and carry a fixed rate of interest of 6.75%. The Notes include a right of prepayment without penalty on or after March 1, 2028, or earlier upon certain specified events. The Company plans to use the proceeds from the placement of the Notes for general corporate purposes, to include supporting capital ratios at the Company’s subsidiary, FVCbank. On January 15, 2026, the Company redeemed its $19 million outstanding subordinated debt, which had reverted from fixed rate to floating rate paying 3-month SOFR plus 471 basis points, or 8.59%. Piper Sandler & Co. served as the sole placement agent for the offering. Williams Mullen served as legal counsel to the Company and Troutman Pepper Locke LLP served as legal counsel to Piper Sandler & Co. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there be any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund. About FVCBankcorp, Inc. FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.29 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland. For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.